                     Exhibit 99.1

For immediate release:

Alico, Inc. Announces First Quarter Financial Results for Fiscal Year 2017 Highlighted by ($1.7) million of Net Income, $3.2 million of EBITDA, and ($17.4) million of Net Cash Used In Operating Activities.

Fort Myers, FL, February 6, 2017 - Alico, Inc. (“Alico” or the “Company”) (NASDAQ:ALCO), today announces financial results for the first quarter ended December 31, 2016. The Company earned ($0.21) per share in the first quarter compared to ($0.36) per share in the prior year reflecting an increase in fruit pricing partially offset by a decrease in production volume. When both periods are adjusted for certain items including merger and acquisition transaction costs, litigation costs, consulting fees, real estate gains and stock compensation expense, the Company earned ($0.22) per share in the first quarter of fiscal year 2017 and ($0.29) per share in the first quarter of fiscal year 2016.

These results are reflective of the seasonal nature of the Company’s business as we harvest the majority of our citrus crops in the second and third quarters of our fiscal year. Accordingly, we typically recognize the majority of our profit and cash flow from operations in the second and third quarters, and experience greater working capital requirements in the first and fourth quarters.

	Three Months Ended December 31,
	2016	2015	Change

Net loss	$(1,743)	$(3,019)	$1,276	42.3%
EBITDA	$3,235	$1,425	$1,810	127.0%
Earnings per diluted common share	$(0.21)	$(0.36)	$0.15	41.7%
Net cash used in operating activities	$(17,437)	$(14,781)	$(2,656)	(18.0)%

Orange Co. Division Results

Orange Co.'s financial results improved in the first quarter of fiscal year 2017 due to an increase in fruit prices. We realized a price of $2.51 per pound solid in the first quarter of fiscal year 2017 compared to $2.01 in the same period of the prior year, an increase of 24.9%.

Orange Co.'s crop production was lower by 21.5% on a pound solids basis and by 23.2% on a box basis for the quarter ended December 31, 2016 compared to the first quarter of fiscal year 2016. These results are significantly impacted by timing as our harvest activities commenced later this year. On January 12, 2017, the USDA estimated that the Florida orange crop, as measured in boxes, for the 2016-2017 season will decline by approximately 12.3% compared to last year. We are currently projecting a full season year-over-year decline in production of approximately 10%.

Citrus production for the quarters ended December 31, 2016 and 2015 is summarized in the following table.

(boxes and pound solids in thousands)

	Three Months Ended December 31,

	2016	2015	% Change
Boxes Harvested:
Early and Mid-Season	1,029	1,311	(21.5)%
Total Processed	1,029	1,311	(21.5)%
Fresh Fruit	129	196	(34.2)%
Total	1,158	1,507	(23.2)%
Pound Solids Produced:
Early and Mid-Season	5,440	6,931	(21.5)%
Total	5,440	6,931	(21.5)%

Average Pound Solids Per Box	5.29	5.29	—%

Price per Pound Solids:
Early and Mid-Season	$2.51	$2.01	24.9%

Orange Co. continues to focus on efficiency and cost control. Our cost of sales for fiscal year 2017 are expected to decrease by approximately $1.2 million from the prior year despite the challenges of unusual weather and disease; however, the cost of production per pound solid increased 2.0% from $1.37 to $1.39 in the first quarter because of lower volumes supporting the cost base.

Conservation and Environmental Resources Division Results

Conservation and Environmental Resources (“CER”) revenues for the first quarter of fiscal year 2017 totaled $0.3 million compared to $1.0 million in the first quarter of fiscal year 2016. The decrease relates primarily to the timing of calf sales. CER held an additional 1,000 calves in inventory at September 30, 2015 which would have historically been sold prior to year-end but were instead sold in the first quarter of fiscal year 2016.

CER operating expenses decreased by $1.0 million for the three months ended December 31, 2016 compared to the three months ended December 31, 2015 due to the timing of additional pounds sold and a $0.5 million decrease in water conservation related expenses.

Other Corporate Financial Information

Alico continues to invest in information technology, management talent and strategic acquisition activities while simultaneously controlling recurring general and administrative costs. Recurring general and administrative costs decreased by approximately $0.2 million in the first quarter compared to the first quarter of fiscal year 2016. Corporate G&A expenses for the three months ended December 31, 2016 totaled $3.8 million compared to $3.9 million for the three months ended December 31, 2015, a decrease of $0.1 million.

Other expense, net was $2.0 million and $2.5 million for the three months ended December 31, 2016 and 2015, respectively. The decrease of $0.5 million is primarily attributable to a $0.3 million increase in gains on real estate sales and a $0.2 million decrease in interest expense.

The Company paid a first quarter cash dividend of $0.06 per share on its outstanding common stock on January 13, 2017 to shareholders of record at December 30, 2016.

The Company ended the quarter with term debt, net of cash and cash equivalents, of $193.4 million.

About Alico

Alico is a holding company with assets and related operations in agriculture and environmental resources, including cattle ranching, water management, and mining. Our mission is to create value for shareholders by managing existing assets to their optimal current income and total returns, opportunistically acquiring new assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as "plans," "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "believes," and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures, including our ability to achieve the anticipated results of the Orange-Co acquisition and Silver Nip merger; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:
John E. Kiernan
Senior Vice President and Chief Financial Officer
(239) 226-2000
JKiernan@alicoinc.com

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended December 31,
	2016	2015

Net loss attributable to common stockholders	$(1,735)	$(3,011)
Interest expense	2,327	2,503
Income tax benefit	(1,273)	(2,075)
Depreciation and amortization	3,916	4,008
EBITDA	3,235	1,425

Gains on sale of real estate	(436)	(142)
Litigation expenses related to shareholder lawsuit	—	400
Consulting agreement expenses	50	304
Stock compensation expense	185	38
Transaction costs	18	397

Adjusted EBITDA	$3,052	$2,422

Adjusted Earnings Per Diluted Common Share
(in thousands)
	Three Months Ended December 31,
	2016	2015

Net loss attributable to common stockholders	$(1,735)	$(3,011)
Gains on sale of real estate	(436)	(142)
Litigation expenses related to shareholder lawsuit	—	400
Payments on consulting agreements	50	304
Stock compensation expense	185	38
Transaction costs	18	397
Tax impact	77	(406)

Adjusted net income	$(1,841)	$(2,420)

Diluted common shares	8,324	8,303

Adjusted Earnings per Diluted Common Share	$(0.22)	$(0.29)

Adjusted Free Cash Flow
(in thousands)
	Three Months Ended December 31,
	2016	2015

Net cash used in operating activities	$(17,437)	$(14,781)
Adjustments for non-recurring items:
Litigation expenses related to shareholder lawsuit	—	400
Payments on consulting agreements	50	304
Transaction costs	18	397
Tax impact	(29)	(448)
Capital expenditures	(2,357)	(2,988)
Adjusted Free Cash Flow	$(19,755)	$(17,116)

Alico utilizes the non-GAAP measures Adjusted EBITDA, Adjusted Earnings per Diluted Common Share and Adjusted Free Cash Flow among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA, Adjusted Earnings per Diluted Common Share, and Adjusted Free Cash Flow are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Adjusted EBITDA is defined as earnings before interest expense, provision for income taxes, depreciation and amortization adjusted for non-recurring transactions. Adjusted Earnings per Diluted Common Share is defined as Net Income adjusted for non-recurring transactions divided by diluted common shares. Adjusted Free Cash Flow is defined as cash provided by operations adjusted for non-recurring transactions less capital expenditures. The Company uses Adjusted Free Cash Flow to evaluate its business and this measure is considered an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments and pay dividends to common stockholders. The Company’s definition of Adjusted Free Cash Flow does not represent residual cash flows available for discretionary spending.

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2016	2015
Operating revenues:
Orange Co.	$16,877	$19,295
Conservation and Environmental Resources	301	1,007
Other Operations	267	302
Total operating revenues	17,445	20,604

Operating expenses:
Orange Co.	14,085	17,608
Conservation and Environmental Resources	514	1,560
Other Operations	93	70
Total operating expenses	14,692	19,238

Gross profit	2,753	1,366
General and administrative expenses	3,788	3,925

Loss from operations	(1,035)	(2,559)

Other (expense) income:
Interest expense	(2,327)	(2,503)
Gain on sale of real estate	436	142
Other expense, net	(90)	(174)
Total other expense, net	(1,981)	(2,535)

Loss before income taxes	(3,016)	(5,094)
Benefit for income taxes	(1,273)	(2,075)

Net loss	(1,743)	(3,019)
Net loss attributable to noncontrolling interests	8	8
Net loss attributable to Alico, Inc. common stockholders	$(1,735)	$(3,011)
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$(0.21)	$(0.36)
Diluted	$(0.21)	$(0.36)
Weighted-average number of common shares outstanding:
Basic	8,324	8,303
Diluted	8,324	8,303

Cash dividends declared per common share	$0.06	$0.06

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share amounts)

	December 31,	September 30,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,126	$6,625
Accounts receivable, net	11,917	4,740
Inventories	62,522	58,469
Income tax receivable	1,013	1,013
Prepaid expenses and other current assets	3,374	1,024
Total current assets	79,952	71,871

Property and equipment, net	376,806	379,247
Goodwill	2,246	2,246
Deferred financing costs, net of accumulated amortization	326	389
Other non-current assets	1,423	1,692
Total assets	$460,753	$455,445

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,731	$5,975
Accrued liabilities	3,020	6,422
Dividend payable	499	498
Long-term debt, current portion	4,475	4,493
Obligations under capital leases, current portion	288	288
Other current liabilities	681	1,002
Total current liabilities	12,694	18,678

Long-term debt:
Principal amount	190,045	192,726
Less: deferred financing costs, net	(1,927)	(1,980)
Long-term debt less deferred financing costs, net	188,118	190,746
Lines of credit	21,945	5,000
Deferred tax liability	29,784	31,056
Deferred gain on sale	27,258	27,204
Deferred retirement obligations	4,192	4,198
Obligations under capital leases	300	300
Total liabilities	284,291	277,182

Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 8,324,727 and 8,315,535 shares outstanding at December 31, 2016 and September 30, 2016, respectively	8,416	8,416
Additional paid in capital	18,210	18,155
Treasury stock, at cost, 91,398 and 100,610 shares held at December 31, 2016 and September 30, 2016, respectively	(4,199)	(4,585)
Retained earnings	149,270	151,504
Total Alico stockholders' equity	171,697	173,490
Noncontrolling interest	4,765	4,773
Total stockholders' equity	176,462	178,263
Total liabilities and stockholders' equity	$460,753	$455,445

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended December 31,
	2016	2015

Net cash used in operating activities:	$(17,437)	$(14,781)

Cash flows from investing activities:
Purchases of property and equipment	(2,357)	(2,988)
Other	547	140
Net cash used in investing activities	(1,810)	(2,848)

Cash flows from financing activities:
Repayments on revolving lines of credit	(5,000)	—
Borrowings on revolving lines of credit	21,945	24,986
Principal payments on term loans	(2,699)	(2,699)
Contingent consideration paid	—	(3,750)
Treasury stock purchases	—	(2,602)
Dividends paid	(498)	(504)
Net cash provided by financing activities	13,748	15,431

Net decrease in cash and cash equivalents	(5,499)	(2,198)
Cash and cash equivalents at beginning of the period	6,625	5,474

Cash and cash equivalents at end of the period	$1,126	$3,276